SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2003

BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9699 (Commission File Number)	31-1269627 (IRS Employer Identification No.)

Highway 73, Geismar, Louisiana (Address of Principal Executive Offices)	70734 (Zip Code)

(225) 673-6121

(Registrant’s Telephone Number, Including Area Code)

Item 3.    Bankruptcy or Receivership

As previously reported, Registrant’s operating subsidiary, Borden Chemicals and Plastics Operating Limited Partnership (the “Operating Partnership”), and Registrant’s general partner, BCP Management, Inc. (“BCPM”) are debtors in Chapter 11 bankruptcy proceedings. On February 5, 2003, the United States Bankruptcy Court for the District of Delaware entered an order modifying and confirming the Third Amended Joint Plan of Liquidation (as modified and confirmed by such order, the “Joint Plan of Liquidation”) with respect to the Operating Partnership and BCPM.

Under the Joint Plan of Liquidation, assets of the Operating Partnership remaining after the payment of some or all administrative claims and other costs of its bankruptcy case will be transferred to a limited liability company (the “Operating Partnership Liquidating LLC”) for the benefit of the unsecured creditors of the Operating Partnership in accordance with their respective interests. The Operating Partnership’s principal assets have been sold, and it is anticipated that the assets transferred to the Operating Partnership Liquidating LLC will consist of a portion of the proceeds from the sale of Operating Partnership assets and miscellaneous real and personal property of the Operating Partnership remaining unsold at the effective date of the Joint Plan of Liquidation which would be liquidated over time by the Operating Partnership Liquidating LLC. Registrant’s sole asset – its limited partnership interest in the Operating Partnership – will be extinguished, and the Operating Partnership will be terminated as a Delaware limited partnership and will cease to exist.

Under the Joint Plan of Liquidation, assets of BCPM remaining after the payment of administrative claims and other costs of its bankruptcy case will be transferred to a separate limited liability company (the “BCPM Liquidating LLC”) and subsequently distributed to the unsecured creditors of BCPM, consisting primarily of unsecured creditors of the Operating Partnership (other than holders of the 9.5% Notes of the Operating Partnership which are nonrecourse as to BCPM) that filed claims which were allowed in BCPM’s bankruptcy case. Upon the effective date of the Joint Plan of Liquidation and the transfer of its assets to the BCPM Liquidating LLC, BCPM will have no assets, business or stockholders.

Neither the Registrant nor its unitholders will receive any distribution from the Operating Partnership or BCPM under the Joint Plan of Liquidation.

ITEM 5.    Other Events and Regulation FD Disclosure.

On February 5, 2003, the Operating Partnership issued a press release announcing confirmation of the Joint Plan of Liquidation. A copy of the press release is attached to this report as Exhibit 99.1.

As previously reported, the bankruptcy of BCPM, the general partner of the Registrant, and the sale of substantially all of the Operating Partnership’s assets trigger the dissolution and winding up of the Registrant pursuant to provisions of the Registrant’s Amended and Restated Agreement of Limited Partnership and Delaware law.

Accordingly, unless a stay of the confirmation order is granted, it is presently anticipated that, on or before February 28, 2003, the Registrant will file a Certificate of Cancellation with the Delaware Secretary of State terminating the Registrant’s existence as a Delaware limited partnership. Upon such filing, the common units of the Registrant will no longer be deemed to be issued and outstanding, and transfers of such units will no longer be permitted. At that time, the Registrant also intends to file a certificate on Form 15 with the Securities and Exchange Commission (“SEC”) pursuant to SEC Rule 12g-4(a)(1)(i)

terminating registration of its common units and suspending, immediately upon the filing of such certificate, the Registrant’s duty to file further reports with the SEC.

For federal income tax purposes, unitholders must take into account their allocable share of income, gains, losses, deductions and credits of the Operating Partnership (which flow to them through the Registrant), even if they receive no cash distribution. It is anticipated that unitholders will receive Schedules K-1 reporting their share of 2002 tax activity in March 2003. As noted above, neither the Registrant nor its unitholders will receive any distribution from the Operating Partnership or BCPM under the Joint Plan of Liquidation. It is anticipated that in 2003 discharge of indebtedness income resulting from the nonpayment of certain Operating Partnership debts under the Joint Plan of Liquidation will, and sales of miscellaneous Operating Partnership assets may, result in the allocation of ordinary income and/or capital gain to unitholders even though unitholders will not receive a cash distribution to pay any tax liability. A unitholder’s tax liability attributable to such income and/or gain may exceed any tax benefits resulting from any losses attributable to the unitholder’s allocable share of Operating Partnership operating losses or the unitholder’s disposition or write-off of units of the Registrant. The actual tax impact to a unitholder is dependent on the unitholder’s overall tax circumstance, and unitholders should consult with their personal tax advisors regarding the tax consequences of purchasing, holding or disposing of units.

ITEM 7.    Financial Statements and Exhibits.

(c) Exhibits.

10.82.	Third Amended Joint Plan of Liquidation of Borden Chemicals and Plastics Operating Limited Partnership and BCP Management, Inc.

10.83.

Findings of Fact, Conclusions Of Law And Order Confirming Third Amended Joint Plan of Liquidation of (1) Borden Chemicals and Plastics Operating Limited Partnership (2) BCP Management, Inc., As Modified

99.1	Press Release of Borden Chemicals and Plastics Operating Limited Partnership Announcing Confirmation of Third Amended Joint Plan of Liquidation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP By: BCP Management, Inc., its General Partner

Date: February 10, 2003	By:	/s/ Robert R. Whitlow, Jr.

Vice President and Chief Financial Officer (Principal Accounting Officer & Duly Authorized Signing Officer)